United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Commission File Number:
000-28767

S3I Holdings, Inc.

California                                   88-0403070
(Jurisdiction of Incorporation) (Employer Identification No.)

5927 Priestly Dr., Suite 101, Carlsbad, CA                        92008
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:    (760) 602-1946

Stock for Services Compensation Plan
(Full Title of Plan)

LAW OFFICES OF
LUKE C. ZOUVAS
1945 Willow Lane
San Diego, CA 92106
phone (619) 300-6971 FAX (858) 274-6419
(Agent for Service)

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	607,500 shares	$.45 (2) per share	$273,375.00 (2)	$25.15

2 The securities of the Issuer presently are listed for trading on the OTCBB (Over-The-Counter Bulletin Board). Calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the common stock on October 16, 2003 as reported on the Over-the-Counter Bulletin Board Market.

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PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.    Plan Information. 1

Item 2.    Registrant Information and Employee Plan Annual Information. 1

PART II

Item 3. Incorporation of Documents by Reference. The following documents filed by the Registrant with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's fiscal year ended June 30, 2003;

(b) The Registrant's Quarterly Reports on Form 10-QSB for the quarter ended September 30, 2003 filed on November 11, 2003.

(c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under §12(g) of the 1934 Act, as described in Form 10-KSB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of California a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

1 The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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Item 6. Indemnification of Directors and Officers. The California Business Corporation Act permits a corporation organized under the California Business Corporation Act to indemnify its directors, officers, employees, and agents for specified acts. Our articles of incorporation have been prepared to conform to the California Business Corporation Act.
In general, we may indemnify any officer, director, employee, fiduciary, or agent against reasonable expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were reasonably believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires a determination by an independent decision of our board of directors, by independent legal counsel, or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.
The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to the actions against directors, indemnification is granted only for reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest, the person must not have been adjudged liable to us, and the person must not have received an improper personal benefit.
Indemnification may also be granted pursuant to the terms of agreements, which may be entered into in the future pursuant to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance, which protects our officers and directors against any liabilities, incurred in connection with their services in their positions, and we may obtain an insurance policy in the future.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits. See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.    Issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports we file pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are

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incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 20,2003.

S3I HOLDINGS, INC
	By:	/s/Wayne Yamamoto Chief Executive Officer/Director

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Exhibit 24.1
POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Wayne Yamamoto, Christopher Berlandier, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Wayne Yamamoto	Director & CEO	November 20, 2003
/s/ Christopher Berlandier	Chairman	November 20, 2003

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INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	2003 Employee Stock Option Plan, Exhibit A to the Company's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2003, filed May 18, 2003, is hereby incorporated by reference.
4.2	Consultant Contracts
5.1	Opinion of Luke C. Zouvas, Esq.
23.1	Consent of Chisholm & Associates LLP, Independent Auditors
23.2	Consent of Luke C. Zouvas, Esq. (included in Exhibit 5.1)
24.1	Powers of Attorney (see page 5)

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Exhibit 4.1
STOCK FOR SERVICES COMPENSATION PLAN

S3I Holdings, Inc.
a CALIFORNIA corporation

The Board of Directors of S3I Holdings, Inc. hereby adopts the following plan for compensation of service providers with common stock in lieu of cash. This Plan is adopted as of this date of November 1, 2003.

1. Purposes of the Plan. This Corporation requires the services of its officers and consultants to assist in the transition from development stage to operational stage of its corporate business, and further in the early operational stage with a view to achieving profitability; however, this Corporation does not enjoy the ability to provide cash compensation for all of its needs. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to officers and services providers, either initially, to secure necessary services, or later, to settle employee salaries, invoices and billings with stock in lieu of cash. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to services providers, as incentives to provide services.

2. Definitions. As used herein, the following definitions shall apply:

(a) "The Act", and the "1933 Act", means the Securities Act of 1933.

(b) "Administrator" means the Board of Directors, or any of its Committees as shall be designated by the Board to administer the Plan, in accordance with Section 4 of the Plan.

(c) "Applicable Laws" means the requirements relating to the administration of stock option plans under United States Federal and state corporate laws, Federal and state securities laws, the Internal Revenue Code or Rules of any stock exchange or quotation system on which the Common Stock of the issuer is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

(d) "Board" means the Board of Directors of the Company.

(e) "Code" means the Internal Revenue Code of 1986, as amended.

(f) "Common Stock" means the common stock of the Company.

(g) "Company" means S3I Holdings, Inc. a California Corporation.

(h) "Consultant" means any person, including attorneys, who: (1) advise the issuer on business strategy; (2) arranges a bank credit for the issuer; (3) who is retained to perform management functions traditionally performed by an employee; (4) an attorney who serves as counsel to the issuer, unless the participation involves a securities offering as part of promotional scheme of the issuer’s securities; (5) assists the issuer in identifying acquisition targets; (6) assists the issuer in structuring mergers or other acquisitions in which securities are issued as consideration, unless the acquisition involves a promotional scheme of the issuer’s securities.

(i) "Director" means a member of the Board.

(j) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(i) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

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(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(j) "Issuer" means S3I Holdings, Inc. a California Corporation.

(l) "Reporting Company" means either one with a class of securities registered under Sections 12(b) or 12(g), and also includes a company which reports in accordance with Section 15(d) of the Securities Exchange Act of 1934, and further, in any case, that such company is current in its annual and quarterly filing requirements, and is not at such time subject to Comments by the Staff of the Commission with respect to any such filing, or to any Registration Statement.

(m) "Non-Reporting Company" means one which is not a Reporting Company as defined hereinabove.

(n) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated there under.

(o) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

(p) "Plan" means this Stock for Services Plan.

(q) "Restricted Stock" means shares of stock acquired pursuant to a Restricted Stock Agreement, voluntarily, or Restricted Securities as defined by Rule 144(a), Reg. ? 230.144(a).
(r) "Service Provider" means an Employee, Officer, Director or Consultant of the Issuer, its parent or subsidiary.

(s) "Share" means a share of the Common Stock.

(t) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, owned or controlled by issuer. defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. The stock subject to this Plan is Class A Common Stock.

4. The Plan. Accordingly, the Administrator may recommend to the Board, and the Board may compensate actual Service Providers with stock, by agreement and in accordance with applicable law, in lieu of cash, and in accordance with the following provisions of this Plan, and all applicable law, and this Plan is adopted as corporate policy, until and unless amended or rescinded by the Board.

(a) Non-Reporting Issuer. If at the time of any proposed issuance pursuant to this Plan, Corporation be a non-reporting company, the Board of Directors shall offer shares only pursuant to Section 4(2) of the 1933 Act, as Restricted Securities and New Investment Shares, as defined by Rule 144(a). Offers or issuances pursuant to the exemption of Rule 701 (Reg. 230.701)) are not within the scope of this Plan.

(b) Reporting Issuer. If at the time of any proposed issuance pursuant to this Plan, this Corporation be a reporting company, the Administrator may elect to offer shares pursuant to Registration under the Securities

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Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as required by applicable law or rule of the Commission, or such greater restriction as may be agreed to by the parties.

(c) 1933 Act Registration. In the event that shares are offered or issued pursuant to 1933 Act Registration, using From S-8 (or its equivalent as the Commission may from time to time provide, all requirements for the use of such form and procedure shall be observed and complied with; principally, among others: (i) The Corporation shall be a reporting company; (ii) Shares shall be offered and/or issued only to natural persons; and (iii) Capital formation or fund raising activities shall not be included in the concept of actual services provided, within this Plan.

(d) Valuation of Shares. If a real and liquid market exists for the issuance of shares, on any public trading medium or exchange, the shares shall be valued in reasonable relation to the market price at which the shares could be sold. If no public market exists for the shares offered or issued, or if only a technical but inactive or illiquid market exits, the reasonable value of the shares shall be determined by actual commercial conditions for private transactions in shares that cannot be resold in brokerage transactions.

(e) Full Compliance . Nothing contained herein shall authorize, and notwithstanding anything contained herein shall be deemed to authorize, anything other than full compliance with all applicable laws and regulations, as in force and effect at the time of any offer or issuance of securities.

(f) Non-Qualified Plan. This Plan is not intended to qualify for any special tax treatment under the Code. Shares issued pursuant to this Plan shall be the equivalent of payment in cash for services, at their fair market value.

(g) Services Invoiced. Services to be compensated by issuance of stock shall be specifically invoice and proper records of such services maintained in the corporate records. Future services for stock may be compensated according to a written agreement.

(h) Voluntary Restriction. In any case, whether the Issuer be reporting or non-reporting, shares may offered pursuant to Restrictive Stock Agreement. Such voluntary or agreed restrictions may be greater than those imposed by applicable law.

4. Administration of the Plan. The Plan shall be administered by the Board or such Committee as the Board may constitute or designate for such purposes. The Plan may be administered by different Committees with respect to different groups of Service Providers; provided that no shares shall be issued pursuant to this plan, and no Registration of shares shall be made pursuant to this Plan, with the final or ultimate action and direction of the Board.

Execution. This Plan is now signed by all of the Directors of this Corporation, on behalf of the Corporation, attesting to the adoption of this Plan.

S3I Holdings, Inc.
Dated: November 1, 2003

by

/s/	/s/
Chairman/director	President/director

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Exhibit 5.1
LAW OFFICES OF
Luke C. Zouvas
1945 Willow Lane
San Diego CA 92106

November 16, 2003

To the President and the
Board of Directors
S3I Holdings, Inc.
5927 Priestly Drive
Carlsbad, California 90008
re: Opinion of Special Counsel

Gentlemen:
I have acted as counsel to S3I Holdings, Inc., a California corporation (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the issuance and sale of 1,500,000 shares of common stock (the "Shares") and related stock options under the Company’s 2003 Stock Incentive Plan, as amended to date (the "Plan").
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
I have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the amendment of the Plan. Based on such review, I am of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to (a) the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable.
I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated therein, or Item 509 of Regulation S-K.
This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very Truly Yours,

/s/Luke C. Zouvas
Luke C. Zouvas
special securities counsel

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Exhibit 23.1
CONSENT OF CHISHOLM & ASSOCIATES LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of S3I Holdings, Inc. (the "Company") pertaining to the Company's (a) 2003 Employee Stock Option Plan, of our report dated April 29, 2003, with respect to the financial statements and included in its Annual Report (Form 10-KSB) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ CHISHOLM & ASSOCIATES LLP

Salt Lake City, Utah
December 30, 2003

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